AMENDMENT NO. 1
                                       TO
                           REGENCY CENTERS CORPORATION
                             LONG TERM OMNIBUS PLAN


         This Amendment has been adopted by the Board of Directors of Regency Centers Corporation on the 28th day of January, 2004 and amends the Long Term Omnibus Plan (the "Plan") approved by the shareholders at their annual meeting on May 6, 2003. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

         WHEREAS, the New York Stock Exchange has recently issued interpretive guidance on shareholder approval requirements for plans known as "formula plans" that provide for automatic increases in the shares available for issuance under the plan;

         WHEREAS, the guidance clarifies that a formula plan includes a plan that permits the shares reserved for issuance under the plan to be replenished by outstanding shares delivered to the plan, such as shares delivered in payment of the exercise price of options;

         WHEREAS, the interpretive guidance provides that a formula plan will not be deemed to exist if the term of the plan is limited to 10 years from the date of last approval by shareholders;

         WHEREAS, Section 4.1(b) of the Plan provides for replenishment of the Share reserve with outstanding Shares delivered in payment of an option exercise price or tax withholding;

         NOW, THEREFORE, Section 14.2 of the Plan is hereby amended to read in full as follows (new language is underscored):

                           "14.2 Term of Plan. The term of the Plan
                  shall be indefinite except that (1) no incentive Stock Option shall be granted under the Plan after March 21, 2013, and (2) no Awards of any kind shall be made after May 6, 2013."